UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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DWS RREEF WORLD REAL ESTATE & TACTICAL STRATEGIES FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
NEIL CHELO
ROBERT H. DANIELS
GREGORY R. DUBE
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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2

Western Investment LLC (“Western Investment”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the next meeting of stockholders (the “Annual Meeting”) of DWS RREEF World Real Estate & Tactical Strategies Fund, Inc. (the “Fund”).  Western Investment has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1:  On June 11, 2010, Western Investment delivered the following letter to stockholders:

DEUTSCHE SHOULD NOT BE MANAGING YOUR FUND.  VOTE WITH
WESTERN INVESTMENT TO HELP MAKE THAT HAPPEN

Dear Fellow Stockholder:

Time and again, Deutsche Investment Management Americas Inc. (“Deutsche”), the investment advisor for your Fund, and its handpicked Board of Directors (the “Board”) have disregarded the majority vote of stockholders in the multiple closed-end funds managed by Deutsche.  The Fund is plagued by a persistent discount to net asset value, abysmal corporate governance and an ineffective and compromised Board.  We believe Deutsche’s history clearly shows it is unfit to manage closed-end funds.  They disdain the most basic principles of American democracy.

Western Investment is the largest stockholder of DWS RREEF World Real Estate and Tactical Strategies Fund, Inc. (the “Fund”), owning approximately 11.4% of the Fund’s shares.  We are seeking your support on the GOLD proxy card FOR the election of FOUR INDEPENDENT nominees to the Fund’s Board of Directors, and FOR our proposal to take the necessary steps to declassify the Board so that all directors are reelected on an annual basis.

We are investors specializing in investing in closed-end funds and have proven over many years to be ethical activist investors for all stockholders.  We have taken a stance in connection with 32 issuers since 2004. All completed activism situations resulted in significant pro-stockholder action by the issuer.  In every situation, the same result was available to all stockholders.  We did not benefit in any way except as a stockholder, we have never accepted any fees nor did we accept “greenmail” or participate in any transaction not available to all other stockholders.  We are proud of our public record, and proud of the role we have played in creating value for stockholders.

In addition to our investment in the Fund, we have large investments in other funds managed or controlled by Deutsche, a subsidiary of Deutsche Bank AG, the German banking conglomerate.  Deutsche is taking advantage of YOU and its other stockholders in its closed-end funds, maximizing its profits at YOUR expense.

UNACCEPTABLE PERFORMANCE

Deutsche has utterly failed the Fund’s stockholders. Original investors in the Fund have lost two-thirds of their investment.  The Fund trades at unacceptably steep discounts to its net asset value, a situation that disadvantages stockholders and is exacerbated by the Board’s and Deutsche’s apparent do-nothing strategy.

This picture tells the story:

Stockholders paid (split-adjusted) $40.00 per share in the Fund’s public offering.  It is trading today at about $13.74.  The Fund has had a negative -19.33% annualized return.  Since inception, the Fund’s total return has been a negative -46.97%.

Consider lowlights of Deutsche Bank AG’s troubled history:

•	Since 2003, Deutsche Bank AG and its affiliates has been censured by the SEC three times –
o	For market-timing;
o	For trade steering; and
o	For trading “proxy votes” for banking business.

•
An affiliate of Deutsche, in an agreement with the Attorney General of the State of New York, paid $250 million and reduced advisory fees to settle charges arising from the adverse effects of “market–timing” relationships this affiliate had with select trading partners, allowing it to make essentially riskless trades at the expense of its mutual fund clients.

•
Deutsche liquidated two of the Fund’s sister funds, DWS RREEF Real Estate Fund, Inc. (“SRQ”)  and DWS RREEF Real Estate Fund II, Inc. (“SRO”), in the face of losses of 88% and 95%, respectively, of their net asset values.

•	An affiliate of Deutsche received a cease and desist order from the West Virginia Securities Commissioner in connection with its marketing and sales of auction rate securities.

•
Deutsche and its affiliates are the subject of numerous lawsuits, most brought by its own fund stockholders, including Western Investment LLC, over the management of the Fund and Deutsche’s market timing activities.

THE FUND HAS MADE A MOCKERY OF CORPORATE GOVERNANCE

We are not alone in finding the Fund’s corporate governance practices questionable.

•
The recently proposed Wall Street reform bill, passed by the United States Senate (S.3217 - Restoring American Financial Stability Act of 2010), includes a provision requiring issuers to eliminate absolute majority vote requirements or otherwise be delisted.  Under this proposal the Fund would have to remove its requirement that directors receive a majority of outstanding votes to be elected, or face delisting from the New York Stock Exchange.  Why does this Board ignore the United States Senate?

•
Egan-Jones Proxy Services, Glass, Lewis & Co. and RiskMetrics Group, three of the leading proxy advisory firms, in addition to The Council of Institutional Investors, all recommend that all members of a board of directors be elected annually.  Even Deutsche’s own Global Proxy Voting Guideline “is to vote against proposals to classify the board and for proposals to repeal classified boards and elect directors annually.”  Why does this Board hang onto the classified Board structure?

•
In a speech in November 2009, Andrew Donohue, the Director of the SEC’s Division of Investment Management, reviewed numerous practices taken by independent directors of investment companies and expressed his personal views when commenting on the legality of such practices - practices continuously used by Deutsche for its own benefit, to the detriment of stockholders.  Why is this Board ignoring Director Donohue?

o
Mr. Donohue criticized the adoption by a fund, or more particularly its board, of the Maryland Control Share Acquisition Act, stating “even when state law authorizes it, [the adoption] may be inconsistent with federal law and not in the best interest of the fund and its shareholders.”  Mr. Donohue continued, “In my view, a provision which denies a shareholder deemed to posses ‘control shares’ the right to vote those shares constitutes a denial of equal voting rights and may violate the fundamental requirement that every share of the fund’s stock be voting stock.”

o
Mr. Donohue also criticized classic entrenchment maneuvers identical to those employed by the Deutsche directors in the Fund and in other Deutsche managed closed-end funds - delaying the annual meeting and the imposition of a requirement that the election of directors requires the affirmative vote of a majority of outstanding shares.

▪	Mr. Donohue stated that “the effect of the [meeting] delay is to postpone the ability of the shareholders to replace the existing board.”

▪	He similarly noted that the absolute majority voting rule “amounts to an anti-takeover device that keeps the existing board in place.”

DO YOU TRUST DEUTSCHE TO CONTINUE TO MANAGE YOUR INVESTMENT?

The Fund’s Handpicked Board:  Stacking the Deck Against You.  While the Fund’s stockholders suffer through with miserable performance, its directors have done quite well.  Each of the Fund’s directors serve on the boards of at least 126 funds in Deutsche’s fund complex and receive directors’ fees of over $200,000 per year.  While the Fund has only been in business for three and a half years, the directors have served Deutsche for far longer.  Their average servitude to Deutsche is 13.5 years.  Under these conditions, we do not believe they can maintain their impartiality and true independence.  We question their ability to decide matters that may benefit stockholders of the Fund, but that may negatively impact Deutsche and its fee income.

THIS BOARD HAS TRASHED GOOD GOVERNANCE PRINCIPLES AND SOLIDLY ENTRENCHED ITSELF WITHOUT A SINGLE STOCKHOLDER VOTE!

We question the Board’s accountability We question the Board’s objectivity We question the Board’s independence We question the Board’s record

We urge you to vote the GOLD proxy today by following the simple instructions for telephone or internet voting on the GOLD proxy card.  Alternatively, you can sign date and return your GOLD proxy in the postage paid envelope provided.

If you have any questions or require assistance in voting, please contact our proxy solicitor at the numbers given below.  Thank you for your support.

Regards,

/s/ Arthur D. Lipson

Arthur D. Lipson

If you have any questions or need assistance voting your Shares, please call:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders Call Toll-Free at: (877) 687-1873
Banks and Brokers Call Collect at: (212) 750-5833

You may also contact Western Investment LLC via email at
info@fixmyfund.com